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EXHIBIT 99.1

[WASHINGTON NEWS RELEASE LETTERHEAD]

April 22, 2002

WILLIAM J. FLANAGAN NAMED TO WASHINGTON GROUP
BOARD OF DIRECTORS

        Boise, Idaho—Washington Group International, Inc. today announced that William J. "Bud" Flanagan, former senior managing director of Cantor Fitzgerald, L.P. and the former Commander-In-Chief of the United States Navy's Atlantic Fleet, has been named to the company's Board of Directors.

        Flanagan, who presently serves as managing partner of Skarven, LLC, a financial services firm, fills the eleventh and final position on Washington Group's board. He joins 10 experienced business executives who were appointed to the board last month, in accordance with the company's Plan of Reorganization.

        "We now have in place an outstanding and independent Board of Directors that will represent the interests of all of Washington Group's shareholders while providing valuable direction and advice to company management," said Dennis R. Washington, chairman of the board.

        "Admiral Flanagan's distinguished 30-year Navy career and subsequent management responsibilities with Cantor Fitzgerald make him a valuable addition to our board. His bottom-line approach to commanding our nation's Atlantic Fleet saved American taxpayers hundreds of millions of dollars. This is the type of perspective he brings to our board."

        As Commander-In-Chief of the Atlantic Fleet, Admiral Flanagan oversaw an $11 billion annual operating budget covering 200,000 personnel, 200 ships, and 1,350 aircraft. Prior to joining the Atlantic Fleet, he commanded the United States Second Fleet and NATO's Striking Fleet.

        Flanagan began his Navy career in 1968, was selected for flag rank after 20 years, and rose quickly to four-star rank. As a flag officer, he was responsible for the Navy's shipbuilding budgets and also served as Chief of Legislative Affairs for the Navy.

        He joined Cantor Fitzgerald in 1997. There, the Admiral was involved directly in the development and design of emerging markets, particularly those brought about by government deregulation and privatization.

        He graduated from Massachusetts Maritime Academy and earned a master's degree in political science from American University in Washington, D.C.

        Washington Group International, Inc. is a leading international engineering, construction, and environmental firm. With more than 38,000 employees at work in 43 states and more than 35 countries, the company offers a full life-cycle of services as a preferred provider of premier science, engineering, construction, program management, and development in 14 major markets.

Markets Served

        Energy, environmental, government, heavy-civil, industrial, mining, nuclear-services, operations and maintenance, petroleum and chemicals, process, pulp and paper, telecommunications, transportation, and water-resources.

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This news release contains forward-looking statements within the meaning of the private securities litigation reform act of 1995, which are identified by the use of forward-looking terminology such as may, will, could, should, expect, anticipate, intend, plan, estimate, or continue or the negative thereof or other variations thereof. Such forward-looking statements are necessarily based on various assumptions and estimates and are inherently subject to various risks and uncertainties, including risks and uncertainties relating to the possible invalidity of the underlying assumptions and estimates and possible changes or developments in social, economic, business industry, market, legal, and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including the corporation's customers, suppliers, business partners, and competitors and legislative, regulatory, judicial, and other governmental authorities and officials.

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  EXHIBIT 99.1